Exhibit 99.1

Contact:	Alex Lombardo or Nikki Sacks Investors (608) 662-4791	Steve Shattuck Media (608) 662-4731
Great Wolf Resorts Reports 2011 Second Quarter Results
~ Raises Full-Year 2011 Earnings Guidance ~
~ Q2 Adjusted EBITDA Increases 21% ~
MADISON, Wis., August 2, 2011—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s largest family of indoor waterpark resorts, reported results today for the second quarter ended June 30, 2011.
Second Quarter 2011 Highlights
•	Adjusted EBITDA increased 20.9 percent to $20.1 million from the prior year quarter.
•
Same store revenue per available room (RevPAR) increased 16.3 percent and total revenue per available room (Total RevPAR) increased 14.1 percent over the prior year quarter, and same store RevPAR increased 10.6 percent for the six months ended June 30, 2011 as compared to the prior year period.

•	Same store occupancy increased by 670 basis points and average daily rate (ADR) increased 4.5% as compared to the prior year quarter.
•	Improved the Company’s ratio of net debt to trailing twelve month Adjusted EBITDA to 6.6 times as of June 30, 2011 as compared to 8.0 times at December 31, 2009.
•	In July refinanced the mortgage on its Concord, North Carolina property, eliminating all near-term debt maturities.
For the second quarter ended June 30, 2011, the Company reported a net loss of $(6.8) million, or $(0.22) per share, compared to a net loss of $(12.8) million, or $(0.41) per share, for the same period a year earlier. The year over year improvement was due primarily to higher overall revenues, as well as the effect of a non-cash charge for the write-off of $3.5 million of unamortized loan costs in the second quarter of 2010.
“Our strong results in the second quarter illustrate the appeal of our resorts to value-conscious consumers, the efficiency of our operations, and the success of our marketing team,” said Kim Schaefer, chief executive officer. “I am increasingly optimistic about our outlook as we are seeing some positive indicators including traction from our heightened focus on new customer acquisition, the widening of our booking window indicating improving consumer sentiment, and stronger year over year bookings already recorded for the second half of the year.”

Ms. Schaefer continued, “I am also pleased with the ongoing progress on improving our balance sheet. With the refinancing of our Concord property loan in July, we have eliminated all of our near-term debt maturities and we have meaningfully lowered our leverage statistics over the past 18 months. The fundamentals of our business continue to remain attractive and we are well-positioned to continue to drive improved results.”
Operating Results
Total revenues increased 13.7 percent to $75.7 from $66.6 million in the second quarter of 2010, due primarily to increased demand at the Company’s resorts. The Company’s results were positively impacted by the timing of the Easter holiday and many schools’ spring break periods, both of which are traditionally strong demand generators, which fell in the second quarter of 2011. Adjusted EBITDA in the 2011 second quarter increased 20.9 percent to $20.1 million from $16.6 million in the second quarter of 2010.
As a percentage of total revenue, Adjusted EBITDA was 26.5 percent, up 159 basis points from 24.9 percent in the second quarter of 2010. As a percentage of total revenues, resort departmental expenses, property operating costs and SG&A costs combined decreased 66 basis points in the 2011 second quarter as compared to the 2010 period.
Brand Results
Same store RevPAR in the second quarter of 2011 was up 16.3 percent (15.7 percent increase using constant dollars, which normalizes the foreign currency translation effect on operating statistics of the Company’s Canadian resort) compared to the 2010 quarter. Same store occupancy was up 670 basis points compared to the prior year quarter. Same store ADR increased 4.5 percent (3.9 percent increase using constant dollars) compared to the 2010 quarter. Total same store revenue per occupied room (Total RevPOR), which includes revenue from rooms, food and beverage, and other amenities, increased 2.5 percent (1.9 percent increase using constant dollars) compared to the prior year quarter.
To normalize for the shift in Easter and spring break in the calendars, the Company believes looking at year-over-year RevPAR results for the six months ended June 30 is also meaningful. Over that six-month period, the Company’s same-store 2011 RevPAR increased over the prior year by 10.6 percent (9.9 percent increase using constant dollars).
Same store RevPAR for Great Wolf’s Generation II resorts, which are generally larger resorts that better represent the Company’s current resort development model and contribute about 80 percent of the Company’s Adjusted EBITDA, increased 17.0 percent (16.2 percent increase using constant dollars) in the 2011 second quarter versus 2010. Same store occupancy increased 700 basis points and same store ADR increased 5.2 percent (4.5 percent using constant dollars), and same store Total RevPOR for Generation II resorts increased 3.0 percent (2.2 percent using constant dollars) compared to the 2010 quarter.

Balance Sheet and Liquidity
The Company has no debt maturities until July 2014 and no significant long-term capital commitments for construction or development of new properties. Over the near term, the Company intends to utilize the substantial portion of its free cash flow to manage its balance sheet leverage.
The Company has reduced its ratio of net debt (defined as total debt less unrestricted cash) to trailing twelve-month Adjusted EBITDA to 6.6 times as of June 30, 2011 as compared to 8.0 times as of December 31, 2009.
As of June 30, 2011, the Company had:
Unrestricted cash and cash equivalents: $38.3 million
Total debt: $538.2 million
Total secured debt: $457.7 million
Total unsecured debt: $80.5 million
Weighted average cost of total debt: 8.9 percent
Weighted average debt maturity: 6.5 years
Subsequent Event
In July 2011 the Company announced that it had closed on a $56 million mortgage loan on its Concord, North Carolina property. This new loan refinanced an existing mortgage loan on the property that was scheduled to mature in April 2012. The new loan is scheduled to mature in July 2014, has a one-year extension option, and bears interest at a rate of LIBOR plus 500 basis points (with a minimum rate of 6.00 percent per annum). In contrast to the prior loan that included a full corporate guarantee, the new loan is guaranteed by Great Wolf Resorts up to a maximum amount of $25 million, with the opportunity to decrease the recourse amount to $14.5 million over time.

Outlook and Guidance
The Company is introducing the following outlook and earnings guidance for the third quarter and is increasing its outlook for full year 2011. Based on its current operating outlook, the Company is increasing the midpoint of its guidance for full year Adjusted EBITDA by $1 million from $76.5 million to $77.5 million. The outlook and earnings guidance information is based on the Company’s current assessment of business conditions, including a forecast of consumer demand and discretionary spending trends. The Company may update any portion of its business outlook at any time as conditions dictate:

	Q3 2011		Full year 2011
(amounts in millions, except per share data)	Low	High	Low	High
Net income (loss)	$(2.3)	$0.6	$(32.1)	$(27.1)
Net income (loss) per diluted share	$(0.07)	$0.02	$(1.02)	$(0.86)
Adjusted EBITDA (a)	$26.0	$29.0	$75.0	$80.0

(a)	For reconciliations of net income (loss) to Adjusted EBITDA, see tables accompanying this press release.
The Company’s increase in its forecasted net loss for full year 2011 is due mainly to the effect of a non-cash charge for the write-off of approximately $1.9 million of unamortized loan costs in conjunction with the refinancing of the Concord mortgage loan in the third quarter of 2011.
The forecast above projects third quarter 2011 same store RevPAR growth in the range of approximately 8 percent to 10 percent in constant dollars versus third quarter 2010 and full year 2011 same store RevPAR growth in the range of approximately 8 percent to 11 percent.
Adjusted EBITDA is a non-GAAP financial measure. See the discussion below in the “Non-GAAP Financial Measure” section of this press release. A reconciliation of net income (loss) to Adjusted EBITDA is provided in the tables of this press release.
Conference Call
Great Wolf Resorts will hold a 2011 second quarter results conference call today at 9:00 a.m. Eastern Time. The conference call will be hosted by Chief Executive Officer Kim Schaefer and Chief Financial Officer Jim Calder. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the Company’s Corporate Web site at, http://corp.greatwolfresorts.com, then going to the “Investor Relations” tab and selecting “Event Calendar.” Interested parties may also call 1-877-407-4018, or for international callers 1-201-689-8471. A recording of the call will be available by telephone until midnight on August 10, 2011 by dialing 1-877-870-5176, or for international callers 1- 858-384-5517 and using the conference ID 375458.

Non-GAAP Financial Measure
Included in this press release is Adjusted EBITDA, which is a “non-GAAP financial measure,” which is a measure of the Company’s historical or future performance that is different from measures calculated and presented in accordance with GAAP that Great Wolf Resorts believes is useful to investors. The following discussion defines Adjusted EBITDA and presents the reasons the Company believes it is a useful measure of the Company’s performance. Great Wolf Resorts defines Adjusted EBITDA as net income (loss) plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee and director compensation, (e) costs associated with early extinguishment of debt or potential capital markets transactions, (f) opening costs of projects under development, (g) equity in earnings (loss) of unconsolidated related parties, (h) gain or loss on disposition of property or investments, (i) separation payments to senior executives, (j) environmental liability costs, (k) asset impairment charges, (l) non-controlling interests, (m) acquisition-related expenses, and (n) other unusual or non-recurring items. Adjusted EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.
Management uses Adjusted EBITDA: (i) as a measurement of operating performance because it assists in comparing the Company’s operating performance on a consistent basis by removing the impact of items directly resulting from the Company’s asset base (primarily depreciation and amortization) from its operating results; (ii) for planning purposes, including the preparation of the Company’s annual operating budget; (iii) as a valuation measure for evaluating the Company’s operating performance and its capacity to incur and service debt, fund capital expenditures and expand its business; and (iv) as one measure in determining the value of other acquisitions and dispositions.
Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure its ability to incur and service debt, make capital expenditures and meet working capital requirements. The Company believes Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance because: (i) a significant portion of the Company’s assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP; (ii) it is widely used in the hospitality and entertainment industries to measure operating performance without regard to items such as depreciation and amortization; and (iii) the Company believes it helps investors meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the impact of items directly resulting from its asset base (primarily depreciation and amortization) from the Company’s operating results. Adjusted EBITDA is a measure commonly used in the Company’s industry, and the Company presents EBITDA to enhance investors’ understanding of its operating performance. The Company uses Adjusted EBITDA as one criterion for evaluating its performance relative to that of its peers. The compensation committee of the Company’s board of directors determines the annual variable compensation for certain members of the Company’s management based in part on Adjusted EBITDA.

The Company also believes Adjusted EBITDA is a useful performance measure because it also eliminates a number of non-cash items and other items that do not reflect the Company’s core operating performance on a consolidated basis, which allows investors to more easily compare the Company’s performance over various reporting periods on a consistent basis. Although the Company believes that Adjusted EBITDA can make an evaluation of the Company’s operating performance more consistent because it removes items that do not reflect its core operations, other companies in the hospitality industry may define Adjusted EBITDA differently than the Company does. As a result, it may be difficult to compare the performance of other companies to the Company’s performance by using Adjusted EBITDA or similarly named non-GAAP measures that other companies may use.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Act of 1995. All statements, other than statements of historical facts, including, among others, statements regarding the Company’s future financial results or position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “might,” “will,” “could,” “plan,” “objective,” “predict,” “project,” “potential,” “continue,” “ongoing,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, competition in the Company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the Company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the Company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the Company’s ability to manage growth, including the expansion of the Company’s infrastructure and systems necessary to support growth, the Company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets, potential accidents or injuries at its resorts, decreases in travel due to pandemic or other widespread illness, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, reductions in the availability of credit to indoor waterpark resorts generally or to the Company and its subsidiaries, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage, the Company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and investors should not use the Company’s historical performance to anticipate results or future period trends.
About Great Wolf Resorts, Inc.
Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns, licenses and/or operates its family resorts under the Great Wolf Lodge® brand. Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C.
The Company’s resorts are family-oriented destination facilities that generally feature 300 to 600 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness rooms, themed restaurants, spas, supervised children’s activities and other amenities. The Company’s consolidated subsidiary, Creative Kingdoms, LLC, is a developer and operator of technology-based, interactive quest adventure experiences such as MagiQuest®.
Additional information may be found on the Company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; dollars in thousands, except per share amounts)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Revenues:
Rooms	$44,831	$38,428	$87,018	$79,199
Food and beverage	11,989	11,125	23,191	22,392
Other	11,539	9,920	22,718	19,659
Management and other fees	1,678	1,519	3,434	3,174

	70,037	60,992	136,361	124,424
Other revenue from managed properties	5,688	5,613	11,249	11,024

Total revenues	75,725	66,605	147,610	135,448

Operating expenses:
Resort departmental expenses	25,010	22,420	48,934	44,483
Selling, general and administrative	16,376	14,432	32,774	32,029
Property operating costs	8,856	7,781	17,280	16,405
Opening costs for projects under development	—	7	—	7
Non-cash employee and director compensation	548	516	1,131	1,061
Environmental liability costs	—	(1,262)	—	(1,227)
Depreciation and amortization	13,315	13,520	26,563	27,666
Debt extinguishment costs	—	3,498	—	3,498
Acquisition-related expenses	—	265	—	265

Loss on disposition of assets	1,038	9	1,038	19

	65,143	61,186	127,720	124,206
Other expenses from managed properties	5,688	5,613	11,249	11,024

Total operating expenses	70,831	66,799	138,969	135,230

Operating income (loss)	4,894	(194)	8,641	218

Investment income	(220)	(276)	(462)	(565)
Interest income	(51)	(178)	(106)	(430)
Interest expense	12,108	11,997	24,205	21,104

Loss from continuing operations before income taxes and equity in income of unconsolidated affiliates	(6,943)	(11,737)	(14,996)	(19,891)

Income tax expense	134	178	5,136	359
Equity in (income) loss of unconsolidated affiliates, net of tax	(332)	210	(483)	(23)

Net loss from continuing operations	(6,745)	(12,125)	(19,649)	(20,227)

Discontinued operations, net of tax	107	595	(6,809)	558

Net loss	(6,852)	(12,720)	(12,840)	(20,785)

Net (income) loss attributable to noncontrolling interest, net of tax	(21)	40	(35)	40

Net loss attributable to Great Wolf Resorts, Inc.	$(6,831)	$(12,760)	$(12,805)	$(20,825)

Net loss per share:
Basic	$(0.22)	$(0.41)	$(0.41)	$(0.67)
Diluted	$(0.22)	$(0.41)	$(0.41)	$(0.67)

Weighted average common shares outstanding:
Basic	31,331	31,000	31,263	30,919
Diluted	31,331	31,000	31,263	30,919

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(Unaudited; dollars in thousands, except per share amounts)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net loss attributable to Great Wolf Resorts, Inc.	$(6,831)	$(12,760)	$(12,805)	$(20,825)

Adjustments:
Opening costs for projects under development	—	7	—	7
Non-cash employee and director compensation	548	516	1,131	1,061
Depreciation and amortization	13,315	13,520	26,563	27,666
Interest expense, net	12,057	11,819	24,099	20,674
Separation payments	—	—	385	—
Loss on disposition of assets	1,038	9	1,038	19
Gain on disposition of property included in discontinued operations	—	—	(6,667)	—
Environmental liability costs	—	(1,262)	—	(1,227)
Debt extinguishment and other offering costs	—	3,498	—	3,498
Acquisition-related expenses	—	265	—	265
Equity in (income) loss of unconsolidated affiliates, net of tax	(332)	210	(483)	(23)
Net (income) loss attributable to noncontrolling interest, net of tax	(21)	40	(35)	40
Income tax expense	134	178	5,136	359
Other Adjusted EBITDA adjustments included in discontinued operations	171	563	176	527

Adjusted EBITDA (1)	$20,079	$16,603	$38,538	$32,041

Great Wolf Resorts, Inc.
Operating Statistics — Great Wolf Lodge Resorts

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Great Wolf Lodge Brand Properties — Same Store
Occupancy	66.4%	59.7%	64.5%	60.0%
ADR	$252.99	$242.05	$258.83	$251.39
RevPAR	$168.04	$144.43	$166.83	$150.86
Total RevPOR	$384.21	$374.75	$394.85	$388.50
Total RevPAR	$255.20	$223.61	$254.50	$233.15

Great Wolf Lodge Brand Properties — Consolidated (2)
Occupancy	67.6%	59.8%	64.1%	59.6%
ADR	$262.52	$254.46	$270.11	$264.51
RevPAR	$177.53	$152.18	$173.25	$157.68
Total RevPOR	$393.55	$388.08	$404.96	$402.06
Total RevPAR	$266.14	$232.08	$259.74	$239.67

Great Wolf Lodge Brand — Generation I Resorts — Same Store (3)
Occupancy	57.4%	51.4%	57.1%	51.9%
ADR	$192.65	$189.56	$201.62	$198.88
RevPAR	$110.63	$97.52	$115.17	$103.15
Total RevPOR	$288.38	$286.54	$305.14	$303.29
Total RevPAR	$165.60	$147.42	$174.31	$157.30

Great Wolf Lodge Brand — Generation II Resorts — Same Store (4)
Occupancy	69.8%	62.8%	67.2%	63.1%
ADR	$271.74	$258.30	$277.24	$267.73
RevPAR	$189.73	$162.15	$186.40	$168.92
Total RevPOR	$413.99	$402.06	$423.72	$415.02
Total RevPAR	$289.05	$252.39	$284.89	$261.86

Great Wolf Lodge Brand — Properties Securing First Mortgage Notes (5)
Occupancy	68.8%	60.5%	62.7%	57.9%
ADR	$263.74	$256.74	$271.23	$264.16
RevPAR	$181.35	$155.36	$170.04	$152.95
Total RevPOR	$399.14	$394.43	$411.24	$407.24
Total RevPAR	$274.46	$238.68	$257.82	$235.79
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (6)
(in thousands, except per share amounts)

	Three Months
	Ending	Year Ending
	September 30,	December 31,
	2011	2011

Net loss	$(850)	$(29,640)

Adjustments:
Non-cash employee and director compensation	830	2,800
Depreciation and amortization	13,600	54,000
Interest expense, net	12,200	48,600
Separation payments	—	390
Gain on disposition of property included in discontinued operations	—	(6,700)
Loss on disposition of property	—	1,100
Debt extinguishment costs	1,900	1,900
Equity in income of unconsolidated affiliates	(380)	(400)
Noncontrolling interest	—	(50)
Income tax expense	200	5,500

Adjusted EBITDA (1)	$27,500	$77,500

Net loss per share:
Basic	$(0.03)	$(0.94)
Diluted	$(0.03)	$(0.94)

Weighted average shares outstanding:
Basic	31,500	31,500
Diluted	31,500	31,500

(1)	See discussion of Adjusted EBITDA located in the “Non-GAAP Financial Measure” section of this press release.

(2)
Consolidated properties comparison includes Great Wolf Lodge resorts that are consolidated for financial reporting purposes (that is, the company’s Traverse City, Kansas City, Williamsburg, Pocono Mountains, Mason, Grapevine and Concord resorts).

(3)	Generation I properties same store comparison includes only Great Wolf Lodge resorts of approximately 300 rooms or less that were open for the same periods in 2011 and 2010.

(4)
Generation II properties same store comparison includes only Great Wolf Lodge resorts of approximately 400 rooms or more that were open for the same periods with a comparable number of available rooms in 2011 and 2010.

(5)	The properties securing First Mortgage Notes are the company’s Williamsburg, Mason and Grapevine resorts.

(6)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA.